Exhibit 10.5

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT is entered into this 29th day of April, 2022 (the "Effective Date") by TURNONGREEN INC. a Nevada corporation (“TurnOnGreen”), its subsidiaries (together with TurnOnGreen, the "Company"), each Company having a principal place of business at 1421McCarthy Blvd., Milpitas, CA 95035 and EV-olution Charging Systems, a Canadian corporation, having a principal place of business at 300 Supertest Rd, Unit 10, North York, ON M3J 2M2 ("Distributor”").

RECITALS

Whereas, the Company is a world-class solution driven organization unsurpassed in designing and manufacturing cutting-edge power supplies for the Defense, Medical, Datacom, Industrial and e-Mobility markets.

Whereas, the Distributor is desirous of acting as a non-exclusive Distributor for said product of the Company within the territory and on the terms and conditions herein set forth.

NOW, THEREFORE, the Company and the Distributor agree as follows:

1.	APPOINTMENT FOR DISTRIBUTOR / ACCEPTANCE.

TurnOnGreen Inc. hereby appoints EV-olution Charging Systems and affiliated locations listed in Exhibit A, as its non-exclusive Distributor to market its products, solicit orders and resell for the purpose of distributing EV Charging and other power supplies manufactured by the Company. The Distributor hereby accepts such appointment and agrees to represent the Company, market its products, solicit orders, resell products, and promote the sale of power supplies manufactured by the Company.

2.	TERRITORY, CUSTOMERS and NON-COMPETE

2.1       The Distributor shall have the right to solicit orders, purchase power supplies from the Company, and resell the product for any potential customer within the territory herein defined except those customers listed on Exhibit “A” attached hereto and made a part hereof by reference as House Accounts of the Company. The geographic area within which the Distributor is appointed as the sales Distributor of the Company is defined in Exhibit “A” entitled “Territory” attached hereto and made a part hereof by this reference.

2.2	The Company agrees that it will not approach nor compete for Distributor’s accounts without prior formal consent from Distributor at any time during the contracted course of the Agreement, and/or for a time of 24 months after Company and Distributor terminate this Agreement. Distributor will provide to Company on a quarterly basis, a list of active clients for whom the Company will not approach according to the terms of this Agreement, such list being considered part of Distributor’s Confidential Information subject to Section 18.

3.	FINDERS FEE/COMMISSIONS PAYABLE

The Distributor shall not have the right to any commissions’ payable unless there is a written agreement that specifically references a specific piece of business.

4.	ACCEPTANCE OF ORDERS:

The Company will furnish the Distributor an acknowledgment of each order accepted by the Company from the Distributor and a copy of each invoice for product shipped. The Company shall have the right, at its sole and absolute discretion to accept or reject any and all orders from the Distributor or any customer within the territory. All orders shall be subject to acceptance by the Company at its home office and approval by its credit department.

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TurnOnGreen Inc. • 1421 McCarthy Blvd. • Milpitas • CA 95035 • 510-657-6634 • www.TurnOnGreen Inc.com

5.	TERMS OF SALE:

All sales shall at all times be at prices and upon terms and conditions established by the Company and not otherwise. The Company shall have the right, at its sole and absolute discretion, from time to time, to establish change, alter or amend its terms and conditions of sale, discount rates, prices, delivery, packing charges and method of payment. The Company shall provide the Distributor with notice of the terms and conditions of sale and any charges thereto that may occur on behalf of the Company. The Distributor is not authorized to quote any special terms of sale on behalf of the Company without written authorization from the Company.

6.	DELIVERY, SHIPPING TERMS, TITLE, AND RISK OF LOSS
a.	Unless otherwise agreed in writing by the parties, Company shall deliver the Goods to Distributor’s designated location (the "Delivery Point" “DP”) according to Incoterms rules of trade for the sale of goods. Time of performance and delivery is of the essence. Company agrees to notify Distributor in writing immediately if at any time it appears that Company may not be able to comply with the Order’s delivery schedule. Such notification shall include the actual or potential reasons for the delay, the actions being taken to remedy the delay, and the anticipated revised delivery schedule. Such notice, and any assistance furnished by Distributor to overcome delays, shall not waive Distributor’s remedies for delay and resulting default, including termination rights, if Company fails to meet the Order delivery schedule.

b.	All shipments shall be delivered DP in accordance with the version of Incoterms in effect as of the date of Distributor’s Order, unless otherwise agreed to by the parties in writing. Title and risk of loss passes to Distributor upon collecting of the Goods at the Company’s Shipping Point (the “Shipping Point”, “SP”. Distributor shall bear all shipping costs associated with shipping of the Good from the Company’s SP to the Distributor’s DP. Delivery shall not be deemed complete until the Goods have been received by Distributor at the Delivery Point. Distributor shall bear the risk of loss or damage to the Goods in transit.

7.	PRICES:

The prices for products purchased under this agreement shall be as set forth in the Company’s price list, Exhibit B. The prices shown in Exhibit B are subject to change upon at least a sixty (60) days prior written notice from the Company to Distributor.

8.	TAXES:

Distributor shall be responsible for the payment of Sales Taxes, if any. Distributor agrees to collect and remit all applicable Sales Taxes associated with the sale of Products to its customers.

Price Increases. Prior to the effective date of a price increase, Distributor may order products for delivery at the prior (i.e. lower) price. All products shipped under the orders placed by Distributor prior to the effective date of any price increase shall be shipped and invoiced at the price in effect at the time of order placement.

Price Cap: The Company reserves the right to apply a resale Price Cap to assure competitive market price.

9.	SELLING EFFORT:

The Distributor shall diligently promote the sale of the product and solicit orders from customers within the territory.

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TurnOnGreen Inc. • 1421 McCarthy Blvd. • Milpitas • CA 95035 • 510-657-6634 • www.TurnOnGreen Inc.com

10.	RELATIONSHIP CREATED:

The Distributor is not an employee of the Company for any purpose whatsoever but is an independent contractor. The Company is interested only in the results obtained by the Distributor, who shall have sole control of the manner and means of performing under this Agreement. All expenses and disbursements, including but not limited to, those for travel and maintenance, entertainment, office, clerical and general expenses, that may be incurred by the Distributor in connection with this Agreement shall by borne wholly and completely by the Distributor and the Company shall not be in any way responsible or liable therefore. The Distributor does not have, nor shall he hold himself out as having, any right, power or authority to create any obligation, either expressed or implied, on behalf of, in the name of, or binding upon the Company or to pledge TurnOnGreen Inc’s credit, or to extend credit in TurnOnGreen Inc’s name unless the Company shall consent thereto in advance in writing. The Distributor shall have the right to appoint or otherwise designate suitable and desirable sales personnel, employees, and agents. The Distributor shall be solely responsible for such designees and their act. Such designees shall be at the Distributor’s own risk, expense and supervision, and such designees shall not have any claim against the Company for salaries, commission, items of cost, or other form of compensation or reimbursement and the Distributor represents, warrants and covenants that such designees shall be subordinate to the Distributor and subject to each and all of the terms, provisions and conditions applying to the Distributor herein.

11.	HOLD HARMLESS

Each party shall hold the other harmless from and against and shall indemnify the other for any liability, loss, costs, expenses, or damages howsoever caused by reason of any injury (whether to body, property or personal or business character or reputation) sustained by any person or to any person or to property to the extent caused by the act, neglect, default, breach or omission of it or any of its agents or employees, and it shall pay all sums to be paid or discharged in case of an action or any such damages or injuries. If either party is sued in a court for damages by reason of any of the acts of the other party referred to in this paragraph, such other party shall defend said action (or cause same to be defended) at its own expense and shall pay and discharge any judgment that may be rendered in any such action; if such other party fails or neglects to so defend in said action, the party sued may defend the same and any expenses, including reasonable attorney’s fees, which it may pay or incur in defending said action and the amount of any judgment which it may pay or incur in defending said action and the amount of any judgment with it may be required to pay shall be promptly reimbursed upon demand. Nothing herein is intended to nor shall it relieve either party from liability for its own act, omission or negligence.

12.	SAMPLES, SELLING AIDS, SUPPLIES AND PROMOTION:

The Company shall supply the Distributor, without cost from time to time, at the Distributor’s place of business, reasonable quantities of the Company’s advertising and selling literature.

13.	PRODUCT’S WARRANTY:

The Distributor is not authorized to change, alter or modify the product’s warranty. All warranties of Company, whether created expressly by law or in fact, are incorporated herein by reference, apply to Distributor’s Order, and are supplemented by the following express warranties. For a period of thirty six (36) months from Distributor’s acceptance, or such other period as may be agreed by the Parties in writing or specified in Distributor’s Order (the “Warranty Period”), all Goods and/or Services shall (i) conform with any and all specifications, drawings, samples, or other descriptions referenced in and/or furnished in this Agreement or with Distributor’s Order, (ii) be free from defects in material, and workmanship, (iii) be new and not contain used or reconditioned material, (iv) be suitable for intended purpose, (v) be free and clear of any security interests, liens or other encumbrances, and (vii) comply with all applicable laws and regulations. Company’s warranty shall be void and of no effect and does not apply to Product that have been subjected to: (i) operation in excess of recommended capacity, (ii) inadequate electrical power, overloaded, shorts, etc., or humidity- control, (iii) accident or disaster, including without limitation, fire, flood, water, wind, and lightning, (iv) neglect, including without limitation, power transients, (v) abuse or misuse, (vi) failure of the user to follow Company’s operating instructions, (vii) unauthorized modification, installation or repair by persons other than authorized representatives of Company, (viii) use for purposes other than as specified in the published operating instructions; or (viii) other like actions and conditions; or (d) are not properly stored, installed, maintained, or operated under normal conditions and in accordance with Company’s recommendations. Company’s warranty shall be void and of no effect if the defect has arisen from damages occurring to the Product subsequent to delivery at the delivery point.

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TurnOnGreen Inc. • 1421 McCarthy Blvd. • Milpitas • CA 95035 • 510-657-6634 • www.TurnOnGreen Inc.com

14.	PRODUCT CHANGES:

Discontinuance and Obsolescence. The Company reserves the right to discontinue the manufacture or sale of, otherwise render or treat as obsolete, any or all of the products covered by this Agreement upon at least ninety (90) days prior written notice to Distributor. Distributor may, in its discretion, within ninety (90) days following receipt of such notice, notify the Company in writing of its intention to return any or all products so discontinued or rendered obsolete which remain in its inventory and shall receive a credit for such products equal to the net price paid by Distributor for the same, provided that said products are returned with sixty (60) days of the date of Distributor’s receipt of the Company’s Return Material Authorization, which RMA shall be promptly issued by the Company. The Company shall pay all freight and shipping charges in connection with any such returns. Returns of Products under this Section shall not be counted as “stock rotation” for purposes of computing the number of products by Distribution.

15.	PATENT INFRINGEMENT:

The Company shall protect, indemnify, defend, and hold harmless the Distributor against any and all claims resulting from alleged patent infringement involving the product of the Company set forth in this Agreement.

16.	TERMINATION OF AGREEMENT:

This Agreement shall continue in full force and effect, commencing with the opening of business on the 29th day of April 2022, and until terminated by either party, with or without cause, upon the giving of not less than thirty (30) days prior written notice to the other party. The effective date of termination shall be thirty- (30) days from the written notice date.

In the event that the Company terminates this Agreement, the Distributor shall be entitled to place orders or receive commissions on all scheduled orders shipped for a period of 30 days after the effective date of termination. After the effective date of termination, the Distributor will not receive commissions on any remaining scheduled orders or be able to place new orders.

In the event that the Distributor terminates this Agreement all conditions of the preceding paragraph shall apply.

At the close of business on the effective date of termination, the Distributor shall cease all dealings and contacts with customers on behalf of the Company and shall return to the Company all sales literature, brochures, price lists, samples and any and all other items or materials of whatever kind or nature furnished to him by the Company. Any product samples not returned shall be deducted at list price from the earned commissions of the Distributor.

In the event the Company terminates this Agreement without cause or elects not to renew the same, or Distributor terminates this Agreement for cause, the Company shall repurchase from Distributor any and all unsold products designated by Distributor from its inventory at the price paid therefore by Distributor, less any prior credits granted by the Company on such products. The Company shall pay all freight and shipping charges in connection with such repurchases.

In the event Distributor terminates this Agreement without cause or elects not to renew the same, the Company shall repurchase from Distributor any and all unsold products designated by Distributor from its inventory at the same price as set in above paragraph. A twenty percent (20%) handling charge may be deducted by the Company from the purchase price to be paid to Distributor for all products returned in saleable condition in opened or non-original packaging. Distributor shall pay all freight and shipping charges in connection with such repurchases.

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TurnOnGreen Inc. • 1421 McCarthy Blvd. • Milpitas • CA 95035 • 510-657-6634 • www.TurnOnGreen Inc.com

Notwithstanding the foregoing, the Company shall be required to accept only those products which are in their original unopened packaging or, where not in such packaging, are undamaged and in saleable merchantable condition after testing and inspection by the Company.

17.	NOTICES AND REQUESTS

Any notice, demand or request required or permitted to be given hereunder shall be in writing and shall be deemed effective twenty-four (24) hours after having been deposited in the United Stated mail, postage prepaid, registered or certified, and addressed to the addressee at the principal office set forth below. Any party may change its address for purposes of the Agreement by written notice given accordance herewith:

TURNONGREEN, ATTN: AMOS KOHN, 1421 McCarthy Blvd., Milpitas CA 95035. DISTRIBUTOR, ATTN: ALEX KIMMEL, 300 Supertest Rd, Unit 10, North York, ON M3J 2M2

18.	ENTIRE AGREEMENT

This agreement, including the Exhibits attached hereto, constitutes the entire agreement between the Company and the Distributor concerning the subject matter hereof and supersedes all prior and contemporaneous agreements between the parties. This Agreement may be amended only by an instrument in writing, which expressly refers to the Agreement and specifically states that it is intended to amend it. No party is relying upon any warranties, representations or inducements not set forth herein.

19.	CONFIDENTIAL INFORMATION

Any information obtained by either party regarding the other party in the performance of this agreement shall be deemed to be confidential and proprietary information. The receiving party agrees not to use such information for any purpose whatsoever other than the performance of it's obligations hereunder. In the event of a breach, the disclosing party shall be entitled to injunctive relief to restrain any such breach, threatened or actual.

20.	NON-ASSIGNABILITY:

The rights and duties of the Distributor set forth in the Agreement, except the right to receive commissions payable, shall not be assigned or delegated in whole or in part and any purported assignment or delegation without the prior written consent of the Company shall be null and void; provided, however, that Distributor may assign its rights and duties hereunder, without prior consent, to an affiliate of Distributor or in the event Distributor sells substantially all of its assets.

21.	STOCK ROTATIONS:

A)	TurnOnGreen Inc does not promote the use of stock rotations or safety stock by the Distributor.
B)	TurnOnGreen Inc will allow the distributor to rotate sample inventory that has not been sold for part numbers they believe to be of greater demand in their area. This may be repeated each sixth month thereafter. The conditions of the stock exchange shall be as follows:
I.	Inventory must be in new condition and in original cartons where applicable
II.	Inventory must be no more than eighteen (18) months old from the manufactures date code of the product.
III.	Modified unit or models noted as non-cancellable or non-returnable (NCNR) cannot be returned
IV.	All returns must be prior approved by the Company. Authorization will be based upon the issuance of a RTS (Return to Stock) number
V.	Product can be returned at a rate no more than 5% of the Distributors previous sixth months purchases.
VI.	Product purchased prior to the 29th day of April 2022 or after this agreement has been terminated are not subject to Stock rotations
VII.	Any such stock rotations will be accompanied with an offsetting purchased order of equal or greater values (added)

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TurnOnGreen Inc. • 1421 McCarthy Blvd. • Milpitas • CA 95035 • 510-657-6634 • www.TurnOnGreen Inc.com

22.	PAYMENT TERMS:

Payment terms are net 30 days from the date of shipment on purchases placed by the Distributor to the Company. The Company reserves the right to set reasonable credit limits for the distributor based upon credit information and experience.

23.	GENERAL PROVISIONS

This Agreement shall be governed by and construed, and the rights of the parties governed in accordance with the laws of the United States, particularly the laws of the state of California, without regard to conflicts of laws. Any dispute or issue arising hereunder, including any alleged breach by the Distributor, shall be heard, determined and resolved by an action commenced in the federal or state courts within the jurisdiction of Alameda County, California, USA, which the Distributor hereby agree shall have the exclusive jurisdiction over the issues and the parties. The Distributor hereby agrees to submit itself to the jurisdiction of the federal and state courts in California and waives the right to make any objections based on the exclusive jurisdiction or venue in such courts. The California courts shall have the right to grant all relief to which each party is or shall be entitled hereunder, including all equitable relief as the Court may deem appropriate. The Distributor agrees to service of process by registered mail at its agent for service of process in the appropriate jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above mentioned.

THE COMPANY:	THE DISTRIBUTOR:

TURNONGREEN INC.

BY:	BY:

Amos Kohn	Alex Kimmel
Name
Chief Executive Officer
Co-founder & CEO Title

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TurnOnGreen Inc. • 1421 McCarthy Blvd. • Milpitas • CA 95035 • 510-657-6634 • www.TurnOnGreen Inc.com